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                                                                   Exhibit 10.49

BIOGEN
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FOURTEEN CAMBRIDGE CENTER, CAMBRIDGE, MA 02142 617-679-2000 FAX 617-679-2838

Roger H. Morley
Chairman
Compensation and Management Resources Committee
Board of Directors

                               February 15, 2002


Mr. James C. Mullen
President & Chief Executive Officer
Biogen, Inc.
14 Cambridge Center
Cambridge, MA 02142


Dear Jim:


As Chairman of the Compensation and Management Resources Committee (the "Committee") of the Board of Directors, I am pleased to confirm certain changes to your cash compensation and employee benefits that have been approved by the Committee within the recent past following your appointment as President and Chief Executive Officer of Biogen on June 16, 2000.

1. Target Bonus: Effective January 1, 2001, your incentive target bonus was established at 100% of your annual base salary.

2. Change of Control: You are considered a "Designated Employee" for purposes of Biogen's 1985 Non-Qualified Stock Option Plan (the "Stock Option Plan"). If at any time within two years following a Corporate Transaction (as defined in the Stock Option Plan), your employment with Biogen is terminated by Biogen other than for cause, then each outstanding option held by you will automatically accelerate so that the option immediately becomes fully exercisable and may be exercised for a period of one year following the termination of your employment or, if earlier, until the expiration of the option. Please read the Stock Option Plan for more details about the rights of a Designated Employee in the event of a Corporate Transaction and any applicable limitations.

3. Severance Benefits: You are entitled to severance benefits in the event your employment with Biogen is terminated by Biogen other than for cause. The severance benefits will be comprised of (i) a lump sum payment and
     (ii) upon completion of the appropriate forms, continuation of Biogen's portion of the expense of your participation in Biogen's group medical and dental insurance plans. The lump sum payment will be equivalent to 24 months of your annual base salary and your target annual performance bonus, as adjusted by application of your most recent individual performance incentive factor. The lump sum payment (less state and federal income and welfare taxes and other mandatory deductions under applicable laws) will be paid to you promptly following the termination of your employment with Biogen. Your
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Mr. James C. Mullen
February 15, 2002
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participation in Biogen's group medical and dental insurance plans will continue until the earlier of the date you become eligible to participate in the medical and dental insurance plans of a third party employer or 24 months following the termination of your employment with Biogen; and only to the same extent such insurance is then provided to regular employees of Biogen.

For purposes of this paragraph no. 3, "cause" means (i) your engagement in misconduct that is injurious to Biogen monetarily or otherwise, (ii) your conviction of a felony by a court of competent jurisdiction, (iii) your commission of any act of fraud or embezzlement relating to the property of Biogen, or (iv) your material violation of any obligations of confidentiality and nondisclosure owed to Biogen.

Payment and provision of the severance benefits described above are conditioned on your execution of a general release in favor of Biogen, in form and substance reasonably acceptable to Biogen, in respect of any and all claims relating to your employment and the termination of your employment with Biogen. If you retire or terminate your employment with Biogen or Biogen terminates your employment for cause or you do not provide the requisite general release, then you shall not be entitled to receive the severance benefits described above.

4.   Vacation: You are entitled to five weeks of vacation each year.

5. Life Insurance: You will have life insurance coverage equivalent to three times your annual base salary, subject to our satisfaction of normal medical standards of the issuer of the life insurance policy.

6. Tax Preparation: You are entitled to the preparation and/or review (including review of estimated taxes) of your annual Federal and state income tax returns, which currently is administered through PricewaterhouseCoopers LLC. The cost of this service is covered by Biogen.

In addition to the above changes, the Committee recently approved executive ownership guidelines for Biogen Common Stock. As President and Chief Executive Officer, and pursuant to the guidelines, you are required to acquire and maintain ownership in Biogen Common Stock equivalent in value to eight times your annual base salary. Ownership is defined as shares of Biogen Common Stock held outright, held for your account under Biogen's 401(k) savings plan, and held in the Biogen employee stock purchase plan. In addition, ownership is also defined to include shares of Biogen Common Stock underlying unexercised vested stock options granted to you under the Stock Option Plan. You have a five-year period from the date of your appointment as President and Chief Executive Officer to comply with the ownership guidelines.

The enhanced cash compensation and employee benefits described above are provided in lieu of

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Mr. James C. Mullen
February 15, 2002
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the benefits described in a letter dated March 18, 1993 addressed to you from
Frank A. Burke, Jr. and, therefore, this letter supersedes and replaces the letter of March 18, 1993.

                                   Sincerely,

                                   /s/Roger H. Morley
                                   Roger H. Morley



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